EXHIBIT 16.1

April 10, 2009

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the statements of Aria International Holdings, Inc. (f/k/a TriCord Hurricane Holdings, Inc.) made pursuant to Item 304(a)(1) of Regulation S-K pertaining to our firm included under Items 4.01 and 4.02 of Form 8-K which the Company filed dated April 9, 2009. We agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant.

/s/ Hogan Taylor LLP